Exhibit 8.2
[Kirkland & Ellis LLP Letterhead]
July 9, 2009
Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Ladies and Gentlemen:
     We have acted as tax counsel to Metavante Technologies, Inc., a Wisconsin corporation (formerly known as Metavante Holding Company, “MVT”), in connection with the merger (the “Merger”) of MVT with and into Cars Holdings, LLC (“Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary (and a disregarded entity for federal tax purposes) of Fidelity National Information Services, Inc., a Georgia corporation (“FIS”). The Merger will occur pursuant to an Agreement and Plan of Merger, dated March 31, 2009, by and among FIS, Merger Sub and MVT (the “Merger Agreement”). In the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of MVT (“MVT Common Stock”), other than shares held by MVT, FIS or Merger Sub, will be converted into shares of common stock, par value $.01 per share, of FIS (“FIS Common Stock”). FIS will pay cash in lieu of issuing fractional shares of FIS Common Stock. In our capacity as tax counsel to MVT, we are delivering this opinion to you in connection with the Registration Statement of FIS on Form S-4 (File No. 333-158960) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     Except as otherwise specified herein, capitalized terms used herein have the respective meanings ascribed to those terms in the Merger Agreement.
     In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the date hereof, and the continuing accuracy and completeness, in all material respects, through and as of the Effective Time, of the relevant facts, statements, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the other agreements with respect to the Merger listed on Schedule I (together with the Merger Agreement, the “Acquisition Agreements”) (iii) the

Metavante Technologies, Inc.
July 9, 2009

officer’s certificate dated as of the date hereof provided to us by MVT, (iv) the officer’s certificate dated as of the date hereof provided to us by FIS, (v) the Registration Statement, including all the exhibits thereto, and (vi) such other documents and records as we deem necessary or appropriate as a basis for this opinion. For purposes of rendering our opinion, we have assumed, with your acknowledgement, that such facts, statements, information, representations, covenants and agreements are, and will be through and as of the Effective Time, true, correct and complete without regard to any qualification as to knowledge or belief, and that the officer’s certificates of MVT and FIS will be re-executed by appropriate officers as of the Effective Time.
     Our opinion further assumes, with your consent, that (i) no party to the Merger Agreement or the other Acquisition Agreements will amend, waive or otherwise modify any material term or condition set forth therein and (ii) the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement and the other Acquisition Agreements.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the original of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.
     In rendering our opinion, we have considered applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the United States Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.
     Based upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:
     The statements in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” insofar as such statements constitute summaries of legal matters referred to therein, are correct in all material respects.

Metavante Technologies, Inc.
July 9, 2009

     Except as set forth herein, we express no opinion herein to any party as to any tax consequences, whether federal, state, local or foreign, of the transactions described herein. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the effect of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Metavante Technologies, Inc.
July 9, 2009

SCHEDULE I
THE ACQUISITION AGREEMENTS
     Shareholders Agreement dated March 31, 2009 by and among FIS, the Shareholder and any other signatories thereto.
     Support Agreement dated March 31, 2009 among FIS, Merger Sub, the Shareholder and MVT.
     Stock Purchase Right Agreement dated March 31, 2009 among FIS, the Shareholder and MVT.
     The Letter Agreement dated March 31, 2009 between the Shareholder and MVT.
     Amendment No. 1 dated April 30, 2009 to the Credit Agreement dated as of November 1, 2007 among MVT, MVT Corp., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Commercial Paper Inc. and Baird Financial Corporation, as documentation agents, Morgan Stanley Senior Funding Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.